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                                  ORCAD, INC.
                            9300 S.W. NIMBUS AVENUE
                              BEAVERTON, OR 97008
                                 JUNE 18, 1999

To Our Stockholders:

    On behalf of the Board of Directors (the "Board") of OrCAD, Inc., a Delaware corporation (the "Company"), we are pleased to inform you that on June 14, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cadence Design Systems, Inc., a Delaware corporation ("Parent"), and its wholly-owned subsidiary, CDSI Acquisition Corporation, a Delaware corporation ("Purchaser"), pursuant to which Purchaser today has commenced a cash tender offer (the "Offer") to purchase all of the issued and outstanding shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), at a price of $13.00 per Share, net to the seller in cash, without interest. The Offer is currently scheduled to expire at Midnight, New York City time, on Friday, July 16, 1999, unless the Offer is extended.

    Following the purchase of Shares pursuant to the Offer, and no later than the second business day after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER, THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

    In arriving at its recommendation, the Board gave careful consideration to the factors described in the attached Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") that is being filed today with the Securities and Exchange Commission. Among other things, the Board considered the opinion of its financial advisor, Alliant Partners, that the cash consideration to be received pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to the stockholders of the Company.

    In addition to the attached Schedule 14D-9, enclosed also is the Offer to Purchase dated June 18, 1999, together with related materials, including a Letter of Transmittal, to be used for tendering your Shares in the Offer. These documents state the terms and conditions of the Offer and provide instructions as to how to tender your Shares. WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY IN MAKING YOUR DECISION WITH RESPECT TO TENDERING YOUR SHARES PURSUANT TO THE OFFER.

                                          On behalf of the Board of Directors,

                                                    [SIGNATURE]

                                          Michael F. Bosworth
                                          Chairman of the Board, President and
                                          Chief Executive Officer